Exhibit 10.1

September 23, 2025

Via email ([***])

Manish Sarin
[***]
[***]
Re: Transition, Separation and Release of Claims

Dear Manish:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Sprinklr, Inc. (“Sprinklr” or the “Company”) is offering to aid in your transition and separation of employment.

1.Continued Employment. Provided that you timely execute this Agreement and allow it to become effective by its terms, your employment with Sprinklr will terminate on September 19, 2025, which will become your employment termination date (the “Separation Date”), unless either you or Sprinklr terminates your employment sooner as provided in Section 2. If termination occurs earlier than September 19, 2025, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.

2.Transition Period.

a.Duties. From the date of this Agreement until the Separation Date (the “Transition Period”), you will transition your duties and responsibilities and be available as needed to ensure a smooth transition, including earnings and investor calls and services to Sprinklr in any area of your expertise as requested by the President and CEO (“CEO”). You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of Sprinklr’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr, including, without limitation, the confidentiality obligations under your contract of employment dated January 12, 2022 (the “Employment Contract”), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
b.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr regular payroll practices), continue to vest in your outstanding Equity Awards (as defined below) and will remain eligible to participate in Sprinklr benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.
c.Termination. As part of this Agreement, Sprinklr agrees that it will not terminate your employment other than for Cause (as defined herein) before September 19, 2025. During the Transition Period, you are entitled to resign from your employment for any reason with immediate effect. If, prior to September 19, 2025, Sprinklr terminates your employment with Cause or you resign your employment, then you will not be entitled to any further compensation or benefits, including, without limitation, the Severance Benefits defined below. For purposes of this Agreement, “Cause” for termination during the Transition Period is as defined under the Sprinklr, Inc. Executive Severance and Change in Control Plan (effective May 1, 2019, as amended and restated on June 1, 2024) (as it may be further amended and/or restated from time to time, the “Severance Plan”). For the avoidance of doubt, your employment is at-will, and nothing in this Agreement alters the at-will nature of your employment relationship with the Company.
d.Other Work Activities / Non-Competition. Throughout the Transition Period, you shall be legally employed by Sprinklr until and including the Separation Date. You may engage in job search activities and employment, consulting, or other work relationships in addition to your work for Sprinklr, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein. To protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will not obtain employment with or perform competitive work for any business entity or engage in any other work activity that is competitive with Sprinklr.
e.Acknowledgement regarding Notice Period. You represent, acknowledge, and agree that the Transition Period terms and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr to provide you with advance notice of your employment termination, whether under the Employment Contract or otherwise.

3.Final Pay. On the Separation Date, Sprinklr will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with Sprinklr’s non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday, or paid time off for which you are entitled to payment.

4.Severance Benefits. If you (i) timely return this fully signed Agreement to Sprinklr and allow it to become effective; (ii) comply fully with your obligations hereunder (including, without limitation, satisfactorily transitioning your duties during the Transition Period); (iii) remain employed with Sprinklr and perform the Transition Period services as set forth above through September 19, 2025; and (iv) after September 19, 2025 and on or before September 22, 2025, execute and return to Sprinklr the release of claims in the form attached hereto as Exhibit A (the “Separation Date Release”), then Sprinklr will provide you the following as your sole severance benefits (the “Severance Benefits”):

a.Base Salary Continuation. Sprinklr will pay you an amount equal to 75% of your annual base salary rate in effect as of the Separation Date (in the gross amount of USD $360,360) payable over nine (9) months in substantially equal payments in accordance with the Company’s regular payroll schedule, beginning on the first regularly scheduled payroll period following the Effective Date.
b.Target Bonus Severance. In keeping with the Company’s discretionary annual corporate bonus plan, Sprinklr will pay you for Fiscal Year 2026 an amount equal to USD $273,676.14, which is your prorated target annual bonus based upon the number of days you were employed by Sprinklr during such year.  The payment will be paid in a lump sum, less withholdings, and deductions, in accordance with the Company’s regular payroll schedule after the Effective Date, and in no event later than the second regularly scheduled Company payroll date occurring after the Effective Date.
c.Equity Award and Vesting. You have been granted certain time-based vesting restricted stock units (“RSUs”) and performance-based vesting restricted stock units (“PSUs” and, together with the RSUs, the “Equity Awards”) pursuant to the Company’s applicable equity incentive plan(s), RSU agreements or PSU agreements and other grant documents (collectively, the “Award Documents”). The Equity Awards will cease vesting as of the Separation Date. Except as expressly set forth in this paragraph, the Equity Awards remain subject to the terms of the Award Documents. Reference is made to your Rule 10b5-1 Trading Plan (“Trading Plan”), which was adopted on March 20, 2025, modified on July 14, 2025, and is scheduled to terminate, in accordance with its terms, as of the close of business on March 31, 2026. The Company agrees that it will approve any requested early termination of the Trading Plan on or after Friday, December 19, 2025 (such date, the “Early Termination Date”). In addition, notwithstanding the 45-day waiting period set forth in Part III, Section D(4)(c) of the Trading Plan, the Company acknowledges and agrees that, should your Trading Plan be effectively terminated early, the Company acknowledges and agrees that you may freely purchase, sell, convert or transfer any Company securities, subject to applicable legal requirements, as of the Early Termination Date.
d.Benefits.  To the extent that you participate in any of Sprinklr’s group health insurance plans (medical, dental, and vision), your active participation will end on September 30, 2025.  Coverage under any other group benefit plans or programs in which you participated, if any, will end on the dates described in those plans.  Provided that you timely elect COBRA coverage, and accept this Agreement and it becomes effective by its terms, the Company will make a payment equivalent to the employer portion of your healthcare continuation payment for you and your qualified dependents for any benefits elected at the time of your separation under COBRA for nine (9) months (the “COBRA Subsidy Period”).  You will be responsible for paying the employee portion at the same rate as paid for coverage by active employees for the duration of the COBRA Subsidy Period.  Following the COBRA Subsidy Period, you will be responsible for paying the entire healthcare continuation payment for the duration of your enrollment in COBRA.  You understand and acknowledge that if you elect COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity to obtain possibly less expensive coverage through the Marketplace may not be available until the following January.
Regardless of whether you enter into this Agreement, you may have the right to continue the group health insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent.  To continue group health insurance coverage under COBRA or a state law equivalent, you must pay the full premium cost plus the administrative fee.
e.Tax Treatment. You will be responsible for all employee taxes (including, without limitation, applicable withholding) with respect to the Severance Benefits and any other aspect of this Agreement. With respect to such employee taxes, you agree to indemnify, hold harmless and defend Sprinklr from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement, to the extent the Company complies with all applicable law. All Severance Benefits under this Agreement are specifically subject to Section 8 of the Severance Plan.

5.No Consideration Absent Execution of this Agreement/Time for Execution. You understand and agree that you would not receive the Transition Period and Severance Benefits specified in herein without your execution of this Agreement and fulfillment of the promises contained herein. You have 21 days to consider this Agreement. This Agreement shall not become effective until the eighth (8th) day after you sign, and do not revoke, this Agreement, and until the eighth (8th) day after you sign, and do not revoke, the Separation Date Release (“Effective Date”). No payments due to you as Severance Benefits under this Agreement shall be made or begin before the Effective Date.

6.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance Plan, your Employment Contract, any other offer letter agreement or employment agreement between you and Sprinklr, or otherwise; to the extent that this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished. For the avoidance of doubt, your participation in any equity plans will be governed by the terms of those plans.

7.General Release, Claims Not Released, and Related Provisions.

a.General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Sprinklr, and each of its respective affiliated, related, and subsidiary entities, their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
b.Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the decision to terminate that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the laws of any jurisdiction in which you have provided services to the Company. This may include any and all claims under: Title VII of the Civil Rights Act of 1964 (Title VII); the Americans with Disabilities Act (ADA); the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims); the Fair Labor Standards Act (FLSA); the Equal Pay Act; the Employee Retirement Income Security Act (ERISA); the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act (FCRA); the Worker Adjustment and Retraining Notification (WARN) Act; the National Labor Relations Act (NLRA); the Age Discrimination in Employment Act (ADEA); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Genetic Information Nondiscrimination Act (GINA); the Immigration Reform and Control Act; all state and local law claims in any other federal, state or local law, rule, regulation, or ordinance including the California Labor Code (as amended); the California Family Rights Act; and the California Fair Employment and Housing Act (as amended), any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. Not included in the Released Claims are any rights which are not waivable as a matter of applicable law. You hereby represent and warrant that you are not aware of any claims that you have or might have against any of the Released Parties that are not included in the Released Claims.
c.You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
d.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
e.Older Workers Benefit Protection Act.  Under the Older Workers Benefit Protection Act (OWBPA), you acknowledge that (i) this Agreement is written in a manner calculated to be understood by you; (ii) this Agreement represents your knowing and voluntary waiver and release of any and all claims that you may have, including any such claims arising under the Age Discrimination in Employment Act (the ADEA); (iii) you have not waived any claim under the ADEA that may arise after the date you execute this Agreement; (iv) the consideration you will receive in exchange for this Agreement is something of value to which you are not already entitled; and (v) you are hereby being advised to consult with an attorney prior to executing this Agreement.
f.Waiver of Unknown Claims.  You understand that this Agreement includes a Release of all Known and Unknown claims, even if those unknown claims that, if known by you, would affect your decision to accept this Agreement. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

g.Claims Not Released.  You are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) challenge the validity of this Agreement; and (vi) claims for payment of base salary for the pay period in which you executed this Agreement.  The parties also agree that, to the extent you were employed in or reside in California, the scope of this release does not apply to any claims for indemnification as provided under California Labor Code § 2802 and § 2804 or under any other written agreement with the Company.
h.Protected Activity. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent or prohibit you from: (i) disclosing the fact or  terms of this Agreement as part of any government investigation; (ii) filing a charge, complaint, or  report with, or otherwise communicating with, providing information to, cooperating with, or  participating in any investigation or proceeding by or before any federal, state or local government agency or commission; or (iii) making truthful statements or disclosures about alleged unlawful discrimination, harassment, retaliation, or other activity. While this Agreement does not limit your right to receive an award for information provided to the United States Securities and Exchange Commission, the Occupational Safety and Health Administration or the California Civil Rights Department, you otherwise waive, to the fullest extent permitted by law, any and all rights you may have to individual monetary relief or other individual remedies based on any claims that you have released and any rights you have waived by signing this Agreement.
i.Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Sprinklr or any other Releasee identified in this Agreement is a party.

8.Representations and Compliance.  You hereby represent that you have been paid all compensation owed and for all hours worked, through the immediately preceding payroll date, you have received all the eligible leave, leave benefits, and protections, and any applicable law or Company policy, and you have not suffered any on-the-job injury about which you have not already notified the Company.  Should the Company exercise its rights under Section 17, you will continue to be bound by this Agreement.  Further, to the extent applicable, you have resigned from (or by signing this Agreement hereby resign from) any position which you held (or hold) as an officer of the Company or an officer or director of any of its affiliates, and, to the extent that removal from those positions is not completed prior to the Separation Date, you will continue to reasonably cooperate in connection with such removals.

9.Confidential Information. You agree that at all times during the term of your employment, and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the CEO or his designee, any Confidential Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists or prospect lists in any form, pricing information, business plans, financial information or other subject matter pertaining to any business of the Company or any of its prospects, clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of yours, generally available to the public; (ii) information which you received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality.

10.Cooperation. For a period of three months following the Separation Date, you agree to reasonably cooperate with Sprinklr in all matters relating to the transition of your work and responsibilities on behalf of Sprinklr, including, but not limited to, any present, prior or subsequent relationships or projects and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company; provided, however, that such cooperation shall require no more than a de minimis time commitment, with any requested cooperation to be reasonable and convenient for you. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and Sprinklr will make reasonable efforts to accommodate your scheduling needs. You agree to provide reasonable cooperation to Sprinklr, so long as you are entitled to rights of indemnification under your January 24, 2022, Indemnification Agreement, in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by Sprinklr. Such cooperation includes, without limitation, making yourself available to Sprinklr upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Sprinklr will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and you and Sprinklr will agree on a mutually agreeable per diem rate.

11.Confirmation of Prior Agreement. You acknowledge, reaffirm, and agree to comply with your obligations under the Non-Disclosure and Invention Assignment Agreement that you previously executed for the benefit of the Company, which agreement also remains in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

12.Restrictive Covenants. Because of the trade secret subject matter of the Company’s business and your role with the Company, and in consideration of the Severance Benefits in this Agreement, you agree that for a period of nine (9) months from your Separation Date, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person employed by the Company, or any person or entity engaged by the Company as a consultant or independent contractor, to terminate such person’s or entity’s relationship with the Company, even if you did not initiate the discussion or seek out the contact. The restriction in this section explicitly supersedes the Restrictive Covenants in section 4(b) of your Non-Disclosure and Invention Assignment Agreement.

13.Nondisparagement. You agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation, and Sprinklr agrees to instruct its officers and directors not to, and Sprinklr, acting through any of its executive officers, agrees not to, disparage you, in any manner likely to be harmful to you or your reputation. Notwithstanding the foregoing in this paragraph, both you and the Company may respond accurately and fully to any question, inquiry, or request for information when required by legal process or otherwise by law. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

14.Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state, or local government agency. You agree that, within 15 days after the Separation Date, you will return, at Sprinklr’s sole expense, all Sprinklr’s property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all your property that you had at Sprinklr’s premises and that Sprinklr is not in possession of any of your property.

15.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

16.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

17.Remedies for Breach. If you fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to you under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. To the extent any of such payments and the value of such benefits already have been made, you must return such payments and the value of such benefits to the Company. Further, in the event of a breach or threatened breach by you or the Company of any provision of this Agreement, you and the Company hereby agree that money damages would not afford an adequate remedy and consent and agree that the non-breaching party shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. In the event that either you or the Company breach Section 13 (Nondisparagement), the non-breaching party may respond truthfully in response to such breach, so long as the non-breaching party provides the breaching party with five (5) days prior notice before making any response that, in the absence of this sentence, would be a breach of Section 13.

18.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO

CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO JACOB SCOTT AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE SENT VIA EMAIL OR REGISTERED MAIL TO JACOB SCOTT AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date set forth below:
Sprinklr, Inc.

By: /s/ Jacob Scott                            /s/ Manish Sarin
Name:    Jacob Scott                         Name:    Manish Sarin
Title:    General Counsel                        Date:    September 23, 2025
Date:     September 23, 2025

Exhibit A

SEPARATION DATE RELEASE

(To be signed and returned on or after September 19, 2025, and before September 26, 2025.  Note that your 21-day period for consideration of this Separation Date Release commences upon the date upon which you receive the Agreement)

In consideration for the benefits to be provided to you by Sprinklr, Inc. (“Sprinklr” or the “Company”) pursuant to the terms of the separation and release agreement between you and the Company to which this Exhibit A is attached (the “Agreement”), you agree to the terms below. You understand this Separation Date Release (the “Release”) will be effective on the eighth day following the date you sign (the “Release Effective Date”).
In exchange for the consideration to which you are not otherwise entitled, as defined in and to be provided to you by the Company under the terms of the Agreement, you hereby generally and completely release the Company and any affiliate or subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you signs this Release.  This general release includes, but is not limited to:  (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims available to you at law or equity, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), and any other claims arising under the laws of any jurisdiction in which you have provided services to the Company.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and you acknowledge that (i) this Agreement is written in a manner calculated to be understood by you; (ii) this Agreement represents your knowing and voluntary waiver and release of any and all claims that you may have, including any such claims arising under the ADEA; (iii) you have not waived any claim under the ADEA that may arise after the date you execute this Agreement; (iv) the consideration you will receive in exchange for this Agreement is something of value to which you are not already entitled; and (v) you are hereby being advised to consult with an attorney prior to executing this Agreement.
You are not releasing the following (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Release; (iv) any claims you have to enforce the Company’s compliance with any written agreement that provides for payments or benefits subject to the execution of this Agreement; (v) claims for vested benefits; and (vi) claims for accrued, but unpaid base salary for the final pay period in which your employment terminated.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Release.
YOU UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS RELEASE. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.
You hereby represent that you have been paid all compensation owed (other than compensation that is contingent on this Agreement becoming effective and compensation for the pay period in which your employment is terminated) and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant any statutory leave act, the Company’s policies, applicable law, or otherwise, and you have not suffered any on-the-job injury or illness.  You represent that You have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against Sprinklr or any of the Released Parties.

By: /s/ Manish Sarin
Manish Sarin

Date: September 23, 2025